POWER OF ATTORNEY


The undersigned, being a person required to file a statement under Section 16(a) ofthe Securities
Exchange Act of 1934 (the "1934 Act") with respect to Duff & PhelpsUtility and Corporate Bond Trust
Inc. (the "Fund"), does hereby authorize, designate and appoint Jeffrey Hiller, Catherine Johnston,
Alice Pellegrino, Jo Ann Carrell and Gwen Fleming each of them as his/her attorney-in-fact to execute and file statements on Form 3,Form 4, and Form 5 and any successor forms adopted by the Securities and ExchangeCommission, as required by the 1934 Act and to take such other actions as such attorney-in-fact may deem necessary or appropriate in connection with such statements, hereby confirming and ratifying all actions that such attorney-in-fact has taken or may take in reliance hereon. This power of attorney shall continue in effect until the undersigned no longer has an obligation to file statements under the sections cited above, or until specifically terminated in writing by the undersigned by an instrument delivered to Princeton
Administrators, L.P., P.O. Box 9095, Princeton, New
Jersey 08543, Attention: Donald C. Burke.

Furthermore, I understand the Princeton Administrators,
L.P., is being asked merely to make any filings based solely on information provided to it by Duff & Phelps
Utility and Corporate Bond Trust Inc. and its affiliates, officers, agents and employees, and I agree to hold harmless Princeton Administrators, L.P., its affiliates, their directors, partners, officers, agents and employees, to the extent that any filings are omitted or made based on the information omitted or supplied to them by Duff & Phelps Utility and Corporate Bond Trust Inc.
and its affiliates, officers, agents and employees.

IN WITNESS WHEREOF, the undersigned has duly executed this power of attorney on 10th day of May, 2005.




/s/ J. Brooks Beittel
J.Brooks Beittel